Exhibit 10.1
MEMBERSHIP INTEREST
PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of October 5, 2006 (the “Agreement”), is by and among PRESTON PHENES (“Seller”) and TURBECO, INC., a Texas corporation (“Buyer”).

WITNESSETH:

WHEREAS, Buyer desires to purchase the ownership interest of Seller in and with respect to CAVO Drilling Motors, Ltd. Co., a Texas limited liability company, and its business and assets (the “Company”);

WHEREAS, pursuant to Section 6.1(d) of this Agreement it is contemplated that Buyer will prior to Closing exchange his interest in the Company for a fifty percent (50%) interest in the New Company (as defined herein);

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
THE PURCHASE

Section 1.1. Purchase. On and subject to the terms and conditions of this Agreement, at the Closing, Buyer will purchase: (i) the Acquired Interest, and (ii) Seller’s fifty percent (50%) general partnership interest in Diamond Rock, a Texas general partnership with B.L. Perez (“Diamond Rock”) which owns the facility located at 2450 Black Gold Court, Houston, Texas 77073 and the adjacent property at 2425 Black Gold Court, Houston, Texas 77073 (the “Real Estate”). For purposes hereof, the term “Acquired Interest” shall mean all of the rights and interests of the Seller with respect to the New Company, including but not limited to: (i) all of his rights under the Texas Limited Liability Company Act with respect to the New Company, (ii) any agreement entered into by him with respect to the New Company, (iii) his capital account with respect to the New Company, and (iv) all of his rights to share in the profits and losses of the New Company, and (v) all of his rights to receive distributions from the New Company. If the New Company is not formed and the Buyer waives in writing the condition set forth in Section 6.1(d), references to the “New Company” in the immediately preceding sentence shall instead refer to the Company.

Section 1.2. Purchase Price for Acquired Interest.  As consideration for the sale to it of the Acquired Interest, Buyer shall:

(a) Pay cash at Closing in the aggregate amount of Two Million Seven Hundred Eighty-One Thousand Seven Hundred Four and No/100 Dollars ($2,781,704) (the “Cash Payment”);

(b) Cause Flotek Industries, Inc. (“Flotek”) to issue to Seller, as additional purchase price for the Acquired Interest, an aggregate number of shares (the “Flotek Shares”) of the common stock of Flotek, .0001 par value per share (the “Flotek Common Stock”) determined by dividing One Million Eight Hundred Fifty-Four Thousand Four Hundred Sixty-Nine and No/100 Dollars ($1,854,469) by the Share Value. For purposes herein, the term “Share Value” shall mean the value of the Flotek Shares based on the average for the ten business days that precede the Closing Date of the daily closing trading prices of the Flotek Common Stock on the American Stock Exchange;

(c) Issue to Seller a promissory note substantially in the form attached hereto as Exhibit 1.2(c) in the original principal amount of One Million Five Hundred Forty-Five Thousand Three Hundred Ninety-One and No/100 Dollars ($1,545,391); and

(d) Assume the liability of Seller with respect the Wells Fargo mortgage which encumbers the Real Estate (the “Diamond Rock Mortgage”).

Section 1.3. Assumption of Liabilities. Buyer has not and will not assume from the Company or the Seller any liability or obligation with the exception of the Diamond Rock Mortgage.

Section 1.4. Allocation. The parties will allocate for all purposes (including, but not limited to, financial accounting and tax purposes) the purchase price of the Acquired Interest as indicated on Schedule 1.4.

Section 1.5. Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Purchase Transaction”) shall take place at the offices of the attorneys for Buyer in Houston, Texas as promptly as practicable (but in any event within five business days) following the date on which the last of the conditions set forth in Article VI is fulfilled or waived, or at such other time and place as Buyer and the Company shall agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The Closing will be effective as of October 1, 2006 (the “Effective Time”).

Section 1.6. Transfer Documents. At the Closing, each of the parties hereto will perform such acts and deliver such documents as are required pursuant to the terms hereof to be delivered at Closing, including but not limited to:

(a) Seller shall execute, acknowledge and deliver to Buyer:

(i) all assignments, and other good and sufficient instruments of conveyance, sale, transfer and assignment as shall be required to vest effectively in Buyer good and indefeasible title in and to the Acquired Interest, free and clear of all liens or encumbrances, including specifically, but not by way of limitation, a membership interest assignment in the form of Exhibit 1.6(a) (the “Assignment”);

(ii) Employment Agreement in the form of Exhibit 5.6 (the “Employment Agreement”);

(iii) execute and deliver to Buyer a voting agreement concerning the voting by Seller of its interest in the Company on behalf of Buyer in the form required by Buyer, in its sole and absolute discretion, in the event the New Company is not formed before Closing;

(iv) execute and deliver to Buyer a general warranty deed and any other documents required to vest in Buyer title to his interest in Diamond Rock and the Real Estate.

(b) Buyer shall:

(i) deliver to the Company the Cash Payment in the form of bank check or wire transfer;

(ii) execute and deliver the Assignment and the Employment Agreements;

(iii) execute and deliver the Promissory Note; and

(iv) execute and deliver such documents as are required to assume the Diamond Rock Mortgage.

Section 1.7. Index. An index identifying the sections in which the definitions of certain terms are set forth in Exhibit A.

ARTICLE II
REPRESENTATIONS AND
WARRANTIES OF BUYER

Buyer represents and warrants to the Seller as follows:

Section 2.1. Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Flotek is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

Section 2.2. Authority; Non-Contravention; Approvals.

(a) Buyer and Flotek each have full corporate power and authority to execute and deliver this Agreement to consummate the transactions contemplated hereby. Other than the approval by the Board of Directors of Buyer and Flotek, no corporate proceedings on the part of Buyer or Flotek are necessary to authorize the execution and delivery of this Agreement or the consummation by Buyer and Flotek of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and Flotek, and, assuming the due authorization, execution and delivery hereof by Seller, constitutes a valid and legally binding agreement of Buyer and Flotek enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

(b) The execution and delivery of this Agreement by Buyer and Flotek and the consummation by Buyer and Flotek of the transactions contemplated hereby do not and will not violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Buyer or Flotek under any of the terms, conditions or provisions of (i) the charter or bylaw of Buyer and Flotek, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Buyer or Flotek or any of their properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Buyer or Flotek is now a party or by which Buyer or Flotek or any of its properties or assets may be bound or affected.

Section 2.3. Reports. Flotek has previously made available or delivered to the Company and Seller copies of the Form 10-KSB filed by it with the Securities and Exchange Commission for the period ended December 31, 2005 (the “SEC”) and its quarterly report filed with the SEC on Form 10-QSB for the periods ending March 31, 2006 and June 30, 2006 (“Flotek SEC Reports”). As of their respective dates, the Flotek SEC Reports did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither Buyer nor Flotek has made any other representation to the Company or Seller regarding the Flotek Shares. The Flotek Shares will be restricted stock which will not be tradable on the open market under the applicable securities laws for a period of one year.

Section 2.4. Brokers and Finders. Buyer has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Buyer to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby. There is no claim for payment by Buyer of any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF SELLER

The Seller represents and warrants to Buyer that:

Section 3.1. Organization and Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary. True, accurate and complete copies of the Company’s organizational documents, as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Buyer.

Section 3.2. Ownership. Seller owns fifty percent (50%) of the issued and outstanding membership interest in the Company and B.L. Perez (“Perez”) owns the remaining fifty percent (50%) of the issued and outstanding membership interest in the Company. The only members and managers of the Company are the Seller and Perez. There are no agreements between the Seller and Perez with respect to the management, operation, ownership, or tax classification of the Company, or any other matter relating to the Company. The Acquired Interest is owned by the Seller free and clear of any lien, encumbrance or agreement. The Acquired Interest has been duly authorized and issued, is nonassessable, and is not subject to any agreement to contribute capital to the Company or any other agreement. The transfer of the Acquired Interest by the Seller to Buyer pursuant to the terms hereof is not subject to any right of first refusal or similar right, and will not violate any agreement or understanding between the Seller and Perez. There are no outstanding options, conversion rights or similar rights granting any party the right to acquire any ownership interest in the Company other than the Acquired Interest and the interest held by Perez as described herein.

Section 3.3. Other Entities. The Company does not own stock or other ownership interests in any other entity.

Section 3.4. Authority; Non-Contravention; Approvals.

(a) No further actions on the part of the Company are necessary to authorize the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller, and, assuming the due authorization, execution and delivery hereof by Buyer, constitutes a valid and legally binding agreement of Seller, enforceable against Seller in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (b) general equitable principles.

(b) Except as set forth in the disclosure schedule attached to this Agreement (the “Disclosure Schedule”), the execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby do not and will not violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of (i) the organizational documents of the Company or Diamond Rock, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Seller, Diamond Rock, or the Company or any of their properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, or any agreement to which the Seller, Diamond Rock, or the Company is now a party or by which the Company or any of its properties or assets may be bound or affected.

Section 3.5. Financial Statements. The Seller has furnished Buyer with a balance sheet of the Company as of December 31, 2004 and December 31, 2005, and the related statement of income for the calendar years then ended (including the notes thereto) and a balance sheet as of August 31, 2006 and the related statement of income for the seven month period then ended (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied, and are accurate and complete and fairly present the financial condition and result of operations of the Company.

Section 3.6. Absence of Undisclosed Liabilities. Except as disclosed in the Disclosure Schedule, neither the Company nor Diamond Rock has incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities or obligations (a) which are provided for in the Financial Statements or reflected in the notes thereto, (b) which were incurred after August 31, 2006, and were incurred in the ordinary course of business and consistent with past practices, or (c) liabilities or obligations under this Agreement.

Section 3.7. Absence of Certain Changes or Events. Since August 31, 2006, the business of the Company has been conducted in the ordinary course of business consistent with past practices, and there has not been any event, occurrence, development or state of circumstances or facts which has had, or could reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect. Specifically, but not by way of limitation, since August 31, 2006, the Company has not engaged in or been subject to any of the actions described in Section 4.1. "Material Adverse Effect" means any event, occurrence, fact, condition, change, development, circumstance, or effect with respect to the business, assets (including intangible assets), liabilities, condition (financial or other), operations, properties (including intangible properties), results, or prospects of the Company with respect to which there is a substantial likelihood that the event, occurrence, fact etc. would have been viewed by a reasonable investor as having a significantly negative effect on the value of the consideration such reasonable investor would have been willing to pay for the purchase of the Acquired Interest.

Section 3.8. Accounts Receivable. The accounts receivable of the Company indicated on the Financial Statements are valid, genuine and subsisting, arise out of bona fide sales and delivery of goods, performance of services or other business transactions in the ordinary course of business and are current and collectible. Each of the accounts receivable will be collected in full, without any set-off and without resort to litigation, within 120 days after the Closing except as indicated in the Disclosure Schedule.

Section 3.9. Tangible Assets. The Financial Statements reflect all of the items of tangible personal property owned by the Company (the “Tangible Personal Property”) and all of the assets leased by the Company (the “Leased Assets”). The Tangible Personal Property and the Leased Assets constitute all of the tangible personal property necessary for the conduct by the Company of its business as now conducted. The Company has good and indefeasible title to the Tangible Personal Property, free and clear of all mortgages, liens, pledges, charges, or encumbrance of any nature whatsoever. The Tangible Personal Property and Leased Assets are in good, serviceable condition and fit for the particular purposes for which they are used in the business of the Company, subject only to normal maintenance requirements and wear and tear reasonably expected in the ordinary course of business.

Section 3.10. Employee Benefits. Each employee benefit plan of the Company (a ”Company Plan”) is or was in compliance with the provisions of all applicable laws, rules and regulations, including, without limitation, ERISA and the Code. None of the Company Plans has incurred any “accumulated funding deficiency” (as defined in Section 412(a) of the Code). The Company has not incurred any liability to the Pension Benefit Guaranty Corporation under Section 4062, 4063 or 4064 of ERISA, or any withdrawal liability under Title IV of ERISA with respect to any multiemployer plan. The Disclosure Schedule describes all bonuses and other compensation which will be payable to any of the employees of the Company as a result of the consummation of the Purchase Transaction, and any obligation to pay severance payments.

Section 3.11. Litigation. There are no claims, suits, actions, or proceedings pending or, to the Knowledge of the Company, threatened against or relating to the Company, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator. The Company is not subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator. For purposes of this Agreement, “Knowledge” means actual or constructive knowledge of officers of the Seller after reasonable inquiry.

Section 3.12. No Violation of Law. The Company is not in violation of or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Law) of any governmental or regulatory body or authority. Except as disclosed in the Disclosure Schedule, as of the date of this Agreement, to the Knowledge of the Seller, no investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same. The governmental permits or licenses of the Company (the “Permits”) are sufficient for the Company to conduct its business in the manner currently conducted, and the Company is not in violation of the terms thereof. The Company is not in violation of the terms of any of its Permits and is not required to possess any other permit, license, franchise, variance, exemption, order or other governmental authorization, consent or approval.

Section 3.13. Labor Matters. Except as set forth in the Disclosure Schedule, (a) there are no material controversies pending or, to the Knowledge of the Seller, threatened between the Company on the one hand and any of its employees on the other, (b) the Company is not a party to a collective bargaining agreement of other labor union contract applicable to persons employed by the Company, nor does the Company have any Knowledge of any activities or proceedings of any labor union to organize any such employees, (c) the Company is not a party to any written agreement, memorandum, or understanding with respect to the employment of any individual, and (d) Seller is not aware of any intention of any employee to terminate his or her employment with the Company, either as a result of the Purchase Transaction or otherwise.

Section 3.14. Customer Relationships. The Disclosure Schedule lists all of the material customers of the Company. Except as set forth in the Disclosure Schedule, there has not been (a) any adverse change in the business relationship of the Company with any customer; or (b) any change in any term (including credit terms) of the agreements with any such customer. The Company has not received any customer complaints concerning its products and services.

Section 3.15. Real Property.

(a) Except as set forth in the Disclosure Schedule, the Company does not own and has never owned any interest of any kind (whether ownership, lease or otherwise) in any real property, except the real estate leased by it at 2425 & 2450 Black Gold Court, Houston, Texas 77073 (the “Company Facilities”).

(b) The Company Facilities are in good condition (reasonable wear and tear excepted), and are adequate for the operation of the Company's business as presently conducted.

(c) The Company’s use of the Company Facilities in the normal conduct of its business does not violate any applicable building, zoning or other law, ordinance or regulation affecting such real property, and no covenants, easements, rights of way or other such conditions of record impair the Company’s use of the Company Facilities in the normal conduct of its business.

(d) The Company has not experienced any material interruption in the delivery of adequate quantities of any utilities or other public services to the Company Facilities required by the Company in the normal operation of its business.

Section 3.16. Environmental Matters. Except as set forth in the Disclosure Schedule:

(a) no notice, demand, request for information, citation, summons or order has been received, no complaint has been served, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the Knowledge of the Seller, is threatened by any governmental entity or other person relating to or arising out of any environmental law;

(b) each of the Company and Diamond Rock have been in compliance with all environmental laws and environmental permits; and

(c) there are no liabilities of or relating to the Company or Diamond Rock of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any environmental law and there are no facts, conditions, situations or set of circumstances which could reasonable be expected to result in or be the basis for any such liability.

Section 3.17. Material Contracts. The Disclosure Schedule lists all agreements, leases, commitments, contracts, undertakings or understandings, to which the Company, Diamond Rock, or the Seller (with respect to the Company or Diamond Rock) is a party, including but not limited to service agreements, manufacturing agreements, purchase or sale agreements, master service agreements, supply agreements, distribution or distributor agreements, real estate leases, purchase orders, license agreements, customer orders and equipment rental agreements (the “Operating Agreements”). Each Operating Agreement is a valid, binding and enforceable agreement of the Company, Diamond Rock, or the Seller and, to the Knowledge of the Company, the other parties thereto. There has not occurred any breach or default under any Operating Agreement on the part of the Company Diamond Rock, or the Seller or, to the Knowledge of Seller, any other parties thereto. No event has occurred which with the giving of notice or the lapse of time, or both, would constitute a default under any Operating Agreement on the part of the Company Diamond Rock, or the Seller, Diamond Rock, or the Seller, or, to the Knowledge of Seller, any of the other parties thereto. There is no dispute between the parties to any Operating Agreement as to the interpretation thereof or as to whether any party is in breach or default thereunder, and no party to any Operating Agreement has indicated its intention to, or suggested it may evaluate whether to, terminate any Operating Agreement.

Section 3.18. Inventory. All inventory of the Company is usable and saleable in the ordinary course of business by the Company, and is owned by the Company free and clear of any lien or encumbrance, and are in good condition. No items of Company inventory are held by the Company on consignment from others.

Section 3.19. Taxes. The Company has throughout its existence been classified as an S corporation pursuant to Section 1361 of the Internal Revenue Code of 1986. The Company has filed all tax returns required to be filed by it and has paid all taxes required to be paid prior to the date hereof. The New Company will be a newly formed entity classified as a partnership for federal income tax purposes.

Section 3.20. Brokers and Finders. Neither the Seller nor the Company has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or Seller to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby. There is no claim for payment by the Company or Seller of any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

Section 3.21. Purchase for Own Account. The Flotek Shares are being or will be acquired by Seller for his own account and with no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state, without prejudice, however, to the rights of Seller at all times (subject to Section 9.4) to sell or otherwise dispose of all or any part of such securities under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act of 1933 (the “Securities Act”). Seller is experienced in evaluating companies such as Flotek and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of his investment and has the ability to suffer the total loss of his investment. Seller has had the opportunity to ask questions of and receive answers from executive officers of Flotek concerning the terms and conditions of the offering of the Flotek Shares and to obtain additional information to the satisfaction of Seller. Seller is an “accredited investor” as that term is defined by Rule 501 of Regulation D promulgated under the Securities Act. The Flotek Shares will not be registered at the time of their issuance under the Securities Act for the reason that the sale provided for in this Agreement is exempt pursuant to Section 4(2) of the Securities Act and that the reliance of Flotek on such exemption is predicated in part on the representations set forth herein. Seller will not sell or assign any Flotek Shares except pursuant to a valid registration statement filed pursuant to the Securities Act or pursuant to a valid exemption from the registration requirements thereof for a period of one year.

Section 3.22. Diamond Rock. Diamond Rock is a partnership formed pursuant to the laws of the State of Texas. The Seller owns a fifty percent (50%) interest in Diamond Rock and Perez owns the other fifty percent (50%) interest in Diamond Rock. There is no written partnership agreement with respect to Diamond Rock or any other document or agreement between the Seller and Perez with respect to Diamond Rock. Diamond Rock owns in fee simple all right, title and interest in and with respect to the Real Estate, free and clear of any liens or encumbrances, except as indicated in the Disclosure Schedule. The Company Facilities are leased by Diamond Rock to the Company pursuant to the written lease agreement a copy of which has been provided to the Buyer. No other person has the right to utilize any of the Company Facilities or the Real Estate. The amount of the Wells Fargo Mortgage will not exceed $958,000 as of Closing.

Section 3.23. Disclosure. No representation or warranty of Seller set forth hereunder or in the schedules attached hereto or in any certificate delivered pursuant to Section 6.2(a) contains any untrue statement of the material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

ARTICLE IV
CONDUCT OF BUSINESS PENDING THE CLOSING

Section 4.1. Conduct of Business of the Company. Prior to the Effective Time, Seller shall cause the Company to operate its business in, and only in, the usual, regular and ordinary course of business in substantially the same manner as operated on the date of this Agreement. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company will not:

(a) Sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets other than inventory in the ordinary course of business consistent with past practice;

(b) Adopt, amend or terminate any Company Plan;

(c) Except as provided in Section 5.6, amend or terminate any Operating Agreement;

(d) Enter into or modify any employment or severance agreement with any director, officer, or employee, or agree to increase the compensation of any officer, director or employee; and/or

(e) Incur any indebtedness other than indebtedness incurred in the ordinary course of business.

Section 4.2. Business Organization. Prior to the Effective Time, Seller shall use his best efforts to (a) preserve intact the business organization of the Company, (b) keep available the services of the officers and employees of the Company, (c) preserve the goodwill of the Company, (d) maintain and keep the properties and assets of the Company in as good a repair and condition as presently exists, and (e) maintain in full force and effect its insurance coverage of the Company.

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.1. Cooperation. Seller shall cause the Company to afford to Buyer and its accountants, counsel, financial advisors and other representatives reasonable access during normal business hours throughout the period prior to the Effective Time to all of its properties, books, contracts, personnel, representatives of or contacts with governmental or regulatory authorities, agencies or bodies, commitments, and records (including, but not limited to, tax returns and any and all records or documents which are within the possession of governmental or regulatory authorities, agencies or bodies, and the disclosure of which the Company can facilitate or control) and, such parties as its representatives may reasonably request. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company or with the performance of any of the employees of the Company. No investigation pursuant to this Section shall affect any representation or warranty made by any party. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement,

Section 5.2. Further Assurances. Seller and the Company shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered to Buyer such assignments or other instruments of transfer, assignment and conveyance, in form and substance satisfactory to counsel of Buyer, as shall be necessary to vest in Buyer all of the right, title and interest in and to the Acquired Interest, in each case free and clear of all liens, charges, encumbrances, rights of others, mortgages, pledges or security interests, and any other document reasonably requested by Buyer in connection with this Agreement.

Section 5.3. Expenses and Fees. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, regardless of whether the Closing occurs. The Company shall not be subject to the legal fees or other transaction costs of Seller.

Section 5.4. Public Statements. The parties shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement prior to such consultation.

Section 5.5. Notification of Certain Matters. Each of the parties agrees to give prompt notice to each other of, and to use their respective reasonable best efforts to prevent or promptly remedy, (a) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect (or in all respects in the case of any representation or warranty containing any materiality qualification) at any time from the date hereof to the Effective Time and (b) any material failure (or any failure in the case of any covenant, condition or agreement containing any materiality qualification) on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

Section 5.6. Employment Agreement. At the Closing, Seller will enter into with the Buyer an employment agreement in the form included on Exhibit 5.6.

Section 5.7. Prohibited Activities. Seller will not, during the period beginning on the date hereof and ending on the second anniversary of the Closing Date, directly or indirectly, for any reason, for his own account or on behalf of or together with any other person:

(a) engage as an officer, director or in any other managerial capacity or as an owner, co-owner or other investor of or in, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, dealer or distributor of any kind, in the business of manufacturing, selling, distributing, or marketing downhole motors for use in the oil and gas industry within the United States of America (the “Territory”);

(b) call on or otherwise solicit any natural person who is at that time employed by the Company in any managerial capacity with the purpose or intent of attracting that person from the employ of the Company; or

(c) call on, solicit or perform services for, either directly or indirectly, any person that at that time is, or at any time within two years prior to that time was, a customer of any of the Company within any Territory, for the purpose of soliciting or selling any product or service in competition with the Companies within that Territory.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1. Conditions to Obligation of Seller to Effect the Purchase Transaction. Unless waived by Seller, the obligation of Seller to effect the Purchase Transaction shall be subject to the fulfillment at or prior to the Effective Time of the following additional condition:

(a) Buyer shall have performed in all material respects (or in all respects in the case of any agreement containing any materiality qualification) its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made and on and as of the Closing Date as if made at and as of such date, and the Company shall have received a certificate executed on behalf of Buyer by the President or a Vice President of Buyer and on behalf of Buyer by the Chief Executive Officer of Buyer to that effect;

Section 6.2. Conditions to Obligations of Buyer to Effect the Purchase Transaction. Unless waived by Buyer, the obligations of Buyer to effect the Purchase Transaction shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

(a) Seller shall have performed in all material respects (or in all respects in the case of any agreement containing any materiality qualification) his agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made and on and as of the Closing Date as if made at and as of such date, and Buyer shall have received a certificate executed on behalf of the Company by the President and Chief Executive Officer of the Company to that effect.

(b) Except as stated in the Disclosure Statement, since August 31, 2006, there shall have been no changes that constitute, and no event or events shall have occurred which have resulted in or constitute, a Material Adverse Effect.

(c) Buyer shall have performed such due diligence with respect to the membership interest of Perez as shall be deemed appropriate by it, to its satisfaction (in its sole discretion).

(d) The Seller shall have exchanged his membership interest in the Company for a fifty percent (50%) membership interest in a Texas limited liability company which owns substantially all of the assets owned by the Company as of the date hereof, which new limited liability company will be taxable as a partnership for federal income tax purposes (rather than as an S corporation) (the “New Company”), which interest is subject to a limited liability company agreement between Seller and his successors on the one hand, and the Company, on the other, with terms and conditions which are acceptable to Buyer, in its sole and absolute discretion.

ARTICLE VII
INDEMNIFICATION

Section 7.1. Indemnification of Buyer. Seller shall indemnify Buyer, its affiliates, and their respective officers, directors, employees and agents against, and hold each of them harmless from and against, any and all claims, actions, causes of action, arbitrations, proceedings, losses, damages, liabilities, judgments and expenses (including, without limitation, reasonable attorneys' fees) ("Indemnified Amounts") incurred by the indemnified party as a result of (a) any error, inaccuracy, breach or misrepresentation in any of the representations and warranties made by or on behalf of the Company or Seller in this Agreement, and/or (b) any violation or breach by the Company or Seller of or default by the Company or Seller under the terms of this Agreement. The indemnified party shall be entitled to recover its reasonable and necessary attorneys' fees and litigation expenses incurred in connection with successful enforcement of its rights under this Section.

Section 7.2. Indemnification of Seller and the Company. Buyer shall indemnify Seller against, and hold him harmless from and against, any and all Indemnified Amounts incurred by Seller or the Company as a result of (a) any error, inaccuracy, breach or misrepresentation in any of the representations and warranties made by or on behalf of Buyer in this Agreement, and/or (b) any violation or breach by Buyer of or default by Buyer under the terms of this Agreement. The indemnified party shall be entitled to recover its reasonable and necessary attorneys' fees and litigation expenses incurred in connection with successful enforcement of his rights under this Section.

Section 7.3. Procedure. The defense of any claim, action, suit, proceeding or investigation subject to indemnification under this Article shall be conducted by the indemnifying party. If the indemnifying party fails to conduct such defense, the indemnified parties may retain counsel satisfactory to them and the indemnifying party shall pay all reasonable fees and expenses of such counsel for the indemnified parties promptly as statements therefor are received. The party not conducting the defense will use reasonable efforts to assist in the vigorous defense of any such matter, provided that such party shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any indemnified party wishing to claim indemnification under this Article VII, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the indemnifying party (but the failure so to notify a party shall not relieve such party from any liability which it may have under this Article VII except to the extent such failure materially prejudices such party). If the indemnifying party is responsible for the attorneys’ fees of the indemnified parties, then the indemnified parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more indemnified parties.

Section 7.4. Express Negligence Rule. The indemnification obligations under this Article VII shall apply regardless of whether any suit or action results solely or in part from the passive or concurrent negligence of the indemnified party. The rights of the parties to indemnification under this Article VII shall not be limited due to any investigations heretofore or hereafter made by such parties or their representatives, regardless of negligence in the conduct of any such investigations.

ARTICLE VIII
MISCELLANEOUS

Section 8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, as follows:

(a) the Company shall have the right to terminate this Agreement:

(i) if the representations and warranties of Buyer shall fail to be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made or, except in the case of any such representations and warranties made as of a specified date, on and as of any subsequent date as if made at and as of the subsequent date and such failure shall not have been cured in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) within 15 days after written notice of such failure is given to Buyer by the Company;

(ii) if the Purchase Transaction is not completed by October 15, 2006 (provided that the right to terminate this Agreement under this Section 8.1(a)(ii) shall not be available to the Company if the failure of the Company or Seller to fulfill any obligation to Buyer under or in connection with this Agreement has been the cause of or resulted in the failure of the Purchase Transaction to occur on or before such date); or

(iii) if Buyer (A) fails to perform in any material respects any of its covenants (or in all respects in the case of any covenant containing any materiality qualification) in this Agreement and (B) does not cure such default in all material respects (or in all respects in the case of any covenant containing any materiality qualification) within 30 days after written notice of such default is given to Buyer by the Company.

(b) Buyer shall have the right to terminate this Agreement:

(i) if the representations and warranties of the Company shall fail to be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made or, except in the case of any such representations and warranties made as of a specified date, on and as of any subsequent date as if made at and as of such subsequent date and such failure shall not have been cured in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) within 15 days after written notice of such failure is given to the Company by Buyer;

(ii) if the Purchase Transaction is not completed by October 15, 2006 (provided that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to Buyer if the failure of Buyer to fulfill any obligation to the Company under or in connection with this Agreement has been the cause of or resulted in the failure of the Purchase Transaction to occur on or before such date); or

(iii) if the Company or Seller (A) fails to perform in any material respect (or in all respects in the case of any covenant containing any materiality qualification) any of their covenants in this Agreement and (B) do not cure such default in all material respects (or in all respects in the case of any covenant containing any materiality qualification) within 30 days after notice of such default is given to the Company by Buyer.

Section 8.2. Effect of Termination. In the event of termination of this Agreement by either Buyer or the Company pursuant to the provisions of Section 8.1, this Agreement shall forthwith become void and there shall be no further obligations on the part of the Company, Buyer, or its respective officers or directors, or Seller to perform any covenant or provision of this Agreement which otherwise would be required to be performed after the date of termination (except as set forth in this Section 8.2 and in Sections 5.3 and 8.9, all of which shall survive the termination). Nothing in this Section 8.2 shall relieve any party from liability for any breach of this Agreement.

Section 8.3. Remedies. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding in addition to any other relief to which it or he may be entitled at law or equity.

Section 8.4. Notices. All notices, consents, demands or other communications required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given: (i) when delivered personally during a business day to the appropriate location described below or telefaxed to the telefax number indicated below, or (ii) five (5) business days after the posting thereof by United States first class, registered or certified mail, return receipt requested, with postage fee prepaid and addressed:

If to Buyer:	7030 Empire Central Drive
Houston, Texas 77040
Telefax No. (713) 466-8386

With a copy to:	Casey W. Doherty
Doherty & Doherty LLP
1717 St. James Place, Suite 520
Houston, Texas 77056
Telefax No. (713) 572-1001

If to Seller:	102 North Delmont East
Conroe, Texas 77301

Section 8.5. Successors. This Agreement shall be binding upon each of the parties upon their execution, and inure to the benefit of the parties hereto and their successors and assigns.

Section 8.6. Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement or any such other instrument.

Section 8.7. Section Headings. The section headings used herein are descriptive only and shall have no legal force or effect whatsoever. Except to the extent the context specifically indicates otherwise, all references to articles and sections refer to articles and sections of this Agreement, and all references to the exhibits and schedules refer to exhibits and schedules attached hereto, each of which is made a part hereof for all purposes.

Section 8.8. Gender. Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall include the plural and conversely.

Section 8.9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, U.S.A., applicable to agreements and contracts executed and to be wholly performed there, without giving effect to the conflicts of law principles thereof.

Section 8.10. Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original. The parties agree to accept facsimile transmissions of signed counterparts of this Agreement, to be followed by delivery of signed original counterparts.

Section 8.11. Waiver. Any waiver by either party to be enforceable must be in writing and no waiver by either party shall constitute a continuing waiver.

Section 8.12. Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first set forth above.

BUYER:

TURBECO, INC., a Texas corporation

By:	/s/ Jerry D. Dumas, Sr.
Jerry D. Dumas, Sr., President

SELLER:

/s/ Preston Phenes
Preston Phenes

EXHIBIT A

INDEX OF DEFINITIONS

Acquired Interest	Section 1.1
Cash Payment	Section 1.2
Closing	Section 1.5
Closing Date	Section 1.5
Company Plans	Section 3.10
Diamond Rock	Section 1.1
Diamond Rock Mortgage	Section 1.2(d)
Disclosure Schedule	Section 3.4(b)
Effective Time	Section 1.5
Financial Statements	Section 3.5
Flotek	Section 1.2(b)
Flotek Common Stock	Section 1.2(b)
Flotek Shares	Section 1.2(b)
Indemnified Amounts	Section 7.1
Knowledge	Section 3.11
Leased Assets	Section 3.9
Material Adverse Effect	Section 3.7
New Company	Section 6.2(d)
Operating Agreements	Section 3.17
Perez	Section 3.2
Purchase Transaction	Section 1.5
Real Estate	Section 1.1
Tangible Personal Property	Section 3.9